CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form SB-2 of Cord Blood America, Inc. of our report dated April 12, 2007, with respect to the balance sheet of Cord Blood America, Inc. as of December 31, 2006, the related consolidated statements of operations, changes in stockholders;’ deficit and cash flows for the years ended December 31, 2006 and 2005. Our report includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts.”

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

January 4, 2008